Exhibit 5.1

March 20, 2007

Microvision, Inc.

6222 185th Avenue NE

Redmond, Washington, 98052

Attn: Thomas M. Walker

Re: Form S-8

This opinion is furnished to you in connection with a registration statement on Form S-8 (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, for the registration of 400,000 shares of Common Stock, $.001 par value (the “Shares”), of Microvision, Inc., a Delaware corporation (the “Company”). The Shares are issuable under the Company’s Independent Director Option Plan (the “Director Plan”).

We are familiar with the actions taken by the Company in connection with the adoption of the Director Plan. For purposes of our opinion, we have examined and relied upon such documents, records, certificates and other instruments as we have deemed necessary. The opinions expressed below are limited to the Delaware General Corporation Law, including the applicable provisions of the Delaware Constitution and the reported cases interpreting those laws.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when the Shares have been issued and sold in accordance with the terms of the Director Plan, the Shares will be validly issued, fully paid and nonassessable.

We hereby consent to your filing this opinion as an exhibit to the Registration Statement and to the use of our name therein. Our consent shall not be deemed an admission that we are experts whose consent is required under Section 7 of the Act.

This opinion may be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP